Exhibit 10

The following summarizes the fiscal year 2013 Executive Compensation Program approved by the Subcommittee of the Compensation Committee of the Board of Directors (the “Subcommittee”) of Jefferies Group LLC for the following executive officers:

Michael J. Sharp
Executive Vice President,
General Counsel and Secretary
Salary:	$1 million
Bonus Range*:	$0—$2.6 million**

John Stacconi
Global Treasurer
Salary:	$400,000
Bonus Range*:	$0—$1 million**

*	The Subcommittee may choose to pay all or a portion of the bonus, if any, in cash or in another form of compensation.
**	The executives’ bonuses, including the previously reported bonuses for Messrs. Handler and Friedman, will be dependent on earnings before income tax, pre-tax return on tangible equity and pre-tax profit margin for fiscal year 2013. These financial measures are to be calculated using consolidated results from continuing operations of Jefferies Group LLC. Financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during the year or from prior years. A formula was approved which will provide for no annual bonuses if minimum threshold levels of performance are not achieved and maximum bonuses if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts were approved for each executive. Company performance falling between set threshold levels of performance are expected to result in an amount of bonus interpolated between such set threshold levels of performance. The Subcommittee reserved the right to take into consideration additional performance measures in determining whether to reduce the calculated bonus awards. The Subcommittee does not have discretion to increase the bonus awards above the maximum amounts approved.